Exhibit 10.13

PROJECT PATRIOT BONUS AGREEMENT

August 28, 2020

Dear Steve

SkyWater Technology Foundry, Inc. is pleased to present you with this Project Patriot Bonus Agreement, which has the potential bonus earnings value of $250,000 (subject to applicable tax withholdings), subject to all the terms and conditions detailed below.

The actual bonus earned shall depend on completion of Project Patriot and your level of effort and performance in the 7 project phases as well as the successful refinancing/recapitalization of the Company.

In addition to the overall Project Patriot success and completion of the project, you must remain an employee in good standing and on active payroll through the payout date in order to receive a payout. The “payout date” shall be the date on which the President and Chief Financial Officer review and determine the performance results associated with the overall project success. Such determination shall be documented on a Project Summary Evaluation. If you terminate employment (either voluntarily or “for cause”) with the Company prior to the payout date, you forfeit any bonus that would have been achieved.

This letter is not intended to be constructed as an employment contract, it does not guarantee the length of your employment with the Company, nor does it alter the at-will nature of your employment with SkyWater Technology Foundry, Inc. You agree to keep the existence, amount and terms of this Project Bonus Agreement set forth herein completely confidential. You shall not publish or disclose to any third party any confidential or proprietary information concerning the Company that was acquired or learned during your employment with the Company.

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to conflicts of law rules.

/s/ Steve Manko	8/28/2020
Steve Manko	Date

/s/ Steve Manko	8/28/2020	/s/ Tom Sonderman	8/28/2020
Steve Manko, CFO	Date	Tom Sonderman, President	Date

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